NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Completes Acquisition of Viterra Retail Assets

October 1, 2013 – ALL AMOUNTS ARE STATED IN CANADIAN DOLLARS (“C$”) UNLESS OTHERWISE INDICATED

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it has successfully completed the acquisition of Viterra Inc’s Canadian retail assets. The total consideration for the retail assets in Canada and Australia is approximately C$300-million, which includes estimated net working capital of C$300-million.

“Viterra’s assets are an excellent strategic fit for Agrium and we are pleased to have finalized this highly accretive acquisition. Much of the success of this acquisition can be attributed to our integrated strategy. It gave us first access to the opportunity, allowed us to optimize the value of specific divested assets and to maximize potential synergies”, commented Mike Wilson, President and CEO of Agrium. “I would like to extend a warm welcome to our new employees and customers. We look forward to building on Viterra’s impressive track record to continue bringing improved technology, products and service to growers in western Canada.”

We expect the annual EBITDA contribution from Viterra’s retail assets, net of divestitures, to be in the range of C$75-million to C$90-million, excluding synergies and integration costs. Integration of the businesses will commence immediately. We expect to achieve synergies of between C$15-million to C$20-million by the end of 2015, with most of this being realized in the second year. Additional financial details will be made available in the coming months after final purchase price adjustments have been finalized.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, with respect to the expected annual EBITDA contribution from Canadian retail assets of Viterra, the amount of anticipated synergies and the timing of realization thereof.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include, but are not limited to, Agrium’s ability to successfully integrate, and realize the anticipated benefits of the acquisition of, Viterra’s Canadian retail assets.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

Non-IFRS Financial Measures

In this press release we make reference to earnings before finance costs, income taxes, depreciation and amortization (“EBITDA”), which we consider to be a useful measure of performance because income tax jurisdictions and business segments are not synonymous and we believe that allocation of income tax charges distorts the comparability of historical performance for the different business segments. Similarly, financing and related interest charges cannot be allocated to all business units on a basis that is meaningful for comparison with other companies. EBITDA is not a recognized measure under IFRS, and our method of calculation may not be comparable to other companies. In addition, this measure should not be used as alternatives to net earnings as determined in accordance with IFRS.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations & Market Research

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com